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                                                                    EXHIBIT 99.1

Contact: Bob Marlowe
         Chief Financial Officer
         (615) 264-8000

                  SHOLODGE ANNOUNCES ACQUISITION OF GUESTHOUSE
                      INTERNATIONAL FRANCHISE SYSTEMS, INC.


         HENDERSONVILLE, Tenn. (May 3, 2002) - ShoLodge, Inc. (Nasdaq:LODG) today announced its acquisition of all of the common stock of GuestHouse International Franchise Systems, Inc. (GuestHouse) in a cash transaction. GuestHouse is the franchisor of the GuestHouse Inns & Suites hotel brand, consisting of 73 properties open and operating, has an additional 12 properties currently under development of which 5 are scheduled to open by mid-year, and has an additional 27 license agreements in various stages of completion. As a result of the acquisition, ShoLodge will now be in charge of the operation and growth of the GuestHouse brand.

         Leon Moore, chief executive officer of ShoLodge said, "The acquisition of the GuestHouse brand fits well with our corporate goals and culture and we expect it to be accretive to earnings this year. We are a multi-faceted hotel service company, owning, operating, managing, franchising, providing reservation services, and developing hotels for third parties. We are currently the franchisor of 70 Shoney's Inns, providing training, marketing, sales and operational support to our franchisees in a personalized, friendly manner. Our goal is to address the needs of individual properties while maintaining the integrity of the brand in ways that will enhance the value and success of each hotel. Our proprietary reservation system, InnLink, provides reservation services to nine hotel brands and several independent hotels and resorts, and we are currently in discussions to provide these services to additional hotel brands. InnLink will soon be providing GuestHouse properties with these services from one of the most technologically advanced and operationally efficient central reservation service providers in the hotel industry."

         Moore went on to say, "ShoLodge is also a full service construction and development company providing site selection, design and construction of hotels for others, including several

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major brands. We also manage 33 hotel properties, including franchised hotels.
We have the unique capability of building and managing hotels for any of our GuestHouse franchisees who may desire either or both of these services.

         "We believe that there is real positive synergy to be gained with the Shoney's Inn and GuestHouse brands. This is an exciting move for us and we believe it will be of great benefit to our Company and to our new and existing franchisees."

         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements